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                                                                     EXHIBIT 3.2

                             ARTICLES OF AMENDMENT

                                       OF

                             NEW YORK SPORTS, INC.

         1. The name of the corporation is

                             NEW YORK SPORTS, INC.

         2. ARTICLE I of the Articles of Incorporation of the corporation is hereby amended by deleting ARTICLE I in its entirety and substituting the following therefor:

         "ARTICLES I   The name of the Corporation shall be:

                          NEW YORK ACQUISITIONS, INC.

         3. By the unanimous consent of the Board of Directors and the consent of a majority of the Shareholders of New York Sports, Inc., the Directors and Shareholders adopted, at a Special Meeting of Shareholders and Directors of the Corporation occurring on February 18, 1994, the foregoing Amendment to the Articles of Incorporation. The number of votes cast by the shareholders were sufficient for approval.

    Dated:    February 18, 1994

                                  NEW YORK SPORTS, INC.

                             BY:   /s/ BEATRICE J. HANKS
                                ----------------------------------
                                  BEATRICE J. HANKS, PRESIDENT

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                                     [SEAL]


                    [FLORIDA DEPARTMENT OF STATE LETTERHEAD]


    March 4, 1994

    Lorry Baum
    3511 West Commercial Boulevard
    Suite 401
    Ft. Lauderdale, FL 33309


    Re: Document Number K68350

    The Articles of Amendment to the Articles of Incorporation of NEW YORK SPORTS, INC. which changed its name to NEW YORK ACQUISITIONS, INC., a Florida corporation, were filed on March 3, 1994.

    Should you have any questions regarding this matter, please telephone (904) 487-6050, the Amendment Filing Section.

    Annette Hogan
    Corporate Specialist
    Division of Corporations           Letter Number: 694A00009996